FOR IMMEDIATE RELEASE:

MEDIA CONTACT:
Renée Smyth
Chief Experience & Marketing Officer
(800) 860-8821
rsmyth@CamdenNational.bank

Camden National Corporation Appoints Simon Griffiths as Successor to CEO
Griffiths to take helm at yearend as Greg Dufour retires after nearly two decades as President and CEO
Camden, Maine, August 21, 2023 – The Board of Directors of Camden National Corporation (NASDAQ: CAC) and its wholly owned subsidiary, Camden National Bank (together, “Camden National” or the “Bank”), today announced the appointment of Simon Griffiths, age 50, as the successor to current President and Chief Executive Officer, Gregory Dufour, age 63, effective December 31, 2023.

Griffiths will join Camden National on or around November 20, 2023, as Executive Vice President & Chief Operating Officer. He will become President and CEO of Camden National, as well as a member of the Board of Directors of each organization, effective January 1, 2024. Dufour will remain with Camden National as an advisor for several months following his retirement on December 31, 2023.

“It is a great privilege for me to join Camden National during a time that holds great opportunity for growth with an organization so deeply rooted in the communities it serves,” said Griffiths. “I am committed to maintaining the award-winning culture and customer service fostered during Greg’s distinguished leadership. I look forward to working closely with Greg, alongside an outstanding leadership team, Board of Directors, and employees who are all dedicated to delivering for customers, communities, and shareholders.”

Griffiths most recently served as Executive Vice President - Head of Core Banking at Citizens Bank, managing the retail and business banking channels, including nearly 1,100 branches, commercial real estate, deposit and checking business, and new market expansion. He joined Citizens Bank in 2015 from Santander Bank, where he served as Executive Vice President, Managing Director Retail Network. Griffiths started his banking career at Washington Mutual Bank in 2002, which was acquired by JP Morgan Chase in 2008, earning a Six Sigma

Black Belt and rising swiftly through the bank over his 12-year tenure, gaining significant leadership responsibilities in operations and sales and service, with increasing market manager leadership.

Griffiths received his Bachelor of Laws at the University of Sheffield in England. He became a board member of Invest in Girls in 2019, which merged with the Council for Economic Education, where he now serves on the Invest in Girls Program Advisory Committee and actively volunteers with Minds Matter. Griffiths, who has a seasonal home in Hancock County, Maine, will relocate with his family to Maine to join Camden National.

“It has been an honor to serve as Camden National’s President and CEO,” said Dufour. “In my 22 years with Camden National, I have been fortunate to work with a great team of fellow employees and our Board of Directors in serving our customers, communities, shareholders, and each other. I am delighted that our Board of Directors has selected a successor with deep experience and commitment to guide the Bank into the future. I look forward to working closely with Simon and the executive team to ensure a smooth transition.”

Dufour joined Camden National as Senior Vice President of Finance in 2001 before being named President of Camden National Bank in 2004 and President and Chief Executive Officer of Camden National Corporation on January 1, 2009. Under his leadership, Camden National Bank has grown total assets from just over $2 billion to $5.7 billion and strategically expanded throughout Maine with over 57 banking centers and three loan production offices located in Massachusetts and New Hampshire. Over the years, Dufour has served Camden National’s communities as a member of the Board of Trustees of Coastal Healthcare Alliance and MaineHealth, where he served as Chair of the Board of Trustees from 2020 to 2022, and various other community and industry organizations. He also played a critical role in establishing Camden National’s Hope@Home program providing vital funding to local homeless shelters and spearheading the Bank’s Horizons leadership development programs.

The appointment of Griffiths is the culmination of an extensive CEO succession planning process led by Lawrence Sterrs, Chair of the Board of Directors. A special committee of the Board, comprised of independent directors, oversaw CEO succession planning, assisted by a nationally recognized executive recruiting firm.

“On behalf of the Board of Directors, I want to thank Greg for his tremendous contributions and for stewarding Camden National through sustainable disciplined growth and purpose, highlighted by outstanding performance, superior customer experience, and commitment to our communities over the last two decades,” said Sterrs. “We remain committed to our strategic direction and communities. Simon is an exceptional leader and a seasoned banker with a history of delivering results through a strong focus on operational excellence, talent development, and digital transformation. We are also delighted that Simon has firsthand knowledge of our local communities.”

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ®: CAC) is the largest publicly traded bank holding company in Northern New England with $5.7 billion in assets and was proudly listed as one of the Best Places to Work in Maine for the past three years. Founded in 1875, Camden National Bank is a full-service community bank dedicated to customers at every stage of their financial journey. With 24/7 live phone support, 57 banking centers, and additional lending offices in New Hampshire and Massachusetts, Camden National Bank offers the latest in digital banking, complemented by award-winning, personalized service. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.